Exhibit 10.1

AMENDED AND RESTATED LOCK-UP AGREEMENT

THIS AMENDED AND RESTATED LOCK-UP AGREEMENT (this “Agreement”), is made as of October 31, 2016, by and between THE FEMALE HEALTH COMPANY, a Wisconsin corporation (“FHC Wisconsin”), and the undersigned stockholder (“Stockholder”) of ASPEN PARK PHARMACEUTICALS, INC., a Delaware corporation (“APP”). Effective as of the date hereof, this Agreement amends and restates the original Lock-Up Agreement, dated as of April 5, 2016, as amended, between FHC Wisconsin and Stockholder (as amended, the “Original Agreement”).

RECITALS

A. Concurrently with the execution of this Agreement, FHC Wisconsin, Blue Hen Acquisition, Inc., a Delaware corporation and wholly-owned Subsidiary of FHC Wisconsin (“APP Merger Sub”), and APP, have entered into an Amended and Restated Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of APP Merger Sub with and into APP (the “APP Merger”) pursuant to the terms and conditions of the Merger Agreement.

B. Pursuant to the APP Merger, Stockholder will acquire record or beneficial ownership of shares of FHC Wisconsin Common Stock and FHC Wisconsin Series 4 Preferred Stock.

C. As a condition to the willingness of FHC Wisconsin to enter into the Merger Agreement, FHC Wisconsin has required that Stockholder executes and delivers this Agreement.

D. In order to induce FHC Wisconsin to enter into the Merger Agreement and in order to provide for an orderly market for the FHC Wisconsin Common Stock, including the FHC Wisconsin Common Stock issuable upon the conversion of FHC Wisconsin Series 4 Preferred Stock, Stockholder has agreed to enter into this Agreement and to thereby restrict the Transfer of the Shares.

AGREEMENTS

In consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1. Definitions. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement or this Section 1.

“Beneficial Owner” or “Beneficial Ownership” (including any variant thereof) shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Change of Control” means the consummation of any bona fide third party tender offer, merger, purchase, consolidation or other similar transaction the result of which is that any

“person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of a majority of total voting power of the voting stock of FHC Wisconsin.

“FHC Wisconsin Common Stock” means the common stock, par value $0.01 per share, of FHC Wisconsin, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation or other corporate reorganization).

“FHC Wisconsin Series 4 Preferred Stock” means the Class A Convertible Preferred Stock-Series 4, par value $0.01 per share, of FHC Wisconsin, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation or other corporate reorganization).

“FHC Wisconsin Stock” means the FHC Wisconsin Common Stock, FHC Wisconsin Series 4 Preferred Stock and any other voting securities of FHC Wisconsin.

“Immediate Family Members” means any relationship by blood, marriage or adoption, not more remote than first cousin.

“Shares” means 75% of each of the shares of FHC Wisconsin Common Stock and FHC Wisconsin Series 4 Preferred Stock which Stockholder is entitled to receive pursuant to the terms of the Merger Agreement, including Escrow Shares and any shares of FHC Common Stock issued or issuable upon conversion of any shares of FHC Wisconsin Series 4 Preferred Stock that originally constituted Shares hereunder. All of the Shares subject to this Agreement shall also be Escrow Shares until their release from escrow to the extent provided in the Escrow Agreement, and the other 25% of each of the shares of FHC Wisconsin Common Stock and FHC Wisconsin Series 4 Preferred Stock which Stockholder is entitled to receive pursuant to the terms of the Merger Agreement shall be neither Shares subject to this Agreement nor Escrow Shares. In the event of any change in the number of issued and outstanding shares of FHC Wisconsin Common Stock or FHC Wisconsin Series 4 Preferred Stock by reason of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into FHC Wisconsin Common Stock or FHC Wisconsin Series 4 Preferred Stock), combination, reorganization, recapitalization or other like change, conversion or exchange of shares or any other change in the corporate or capital structure of FHC Wisconsin, the term “Shares” shall be deemed to refer to and include the Shares described in the first sentence of this paragraph, as well as such stock dividends and distributions and any shares or other securities into which or for which any or all of the Shares may be changed or exchanged.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, gift, placement in trust or other disposition of such security or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) or Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the forgoing. “Transferor,” “Transferee” and “Transferred” each have correlative meanings.

2. Lock-Up Period.

(a) During the period commencing from the Closing and ending on the earlier of (i) the eighteen (18) month anniversary of the date of Closing or (ii) the date on which FHC Wisconsin consummates a liquidation, merger, share exchange or other similar transaction following the Closing with an unaffiliated third party that results in all of FHC Wisconsin’s stockholders having the right to exchange their equity holdings in FHC Wisconsin for cash, securities or other property, excluding, for the avoidance of doubt, any merger or similar transaction that results in the reincorporation of FHC Wisconsin in Delaware or any other jurisdiction (the “Lock-Up Period”), Stockholder agrees not to, without FHC Wisconsin’s prior written consent (which consent may be given or withheld in its sole discretion), (x) Transfer, directly or indirectly, Stockholder’s Shares, (y) make or cause to be made any offer, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to Transfer, directly or indirectly, Stockholder’s Shares or (z) enter into any swap or other arrangement that Transfers all or a portion of the economic consequences associated with the ownership of Stockholder’s Shares (regardless of whether any of the transactions described in clause (y) or (z) is to be settled by the delivery of Shares, in cash or otherwise) (any of the foregoing described in clauses (x), (y) and (z), a “Prohibited Transfer”). To the extent any Escrow Shares are released from escrow to the Stockholder as provided in the Escrow Agreement during the Lock-Up Period, such shares shall continue to be considered Shares for purposes of the restrictions included in this Agreement for the remainder of the Lock-Up Period.

(b) Stockholder agrees that Stockholder will not, during the Lock-Up Period, make any demand for the registration of any Shares, whether pursuant to the Registration Rights Agreements or otherwise; provided, however, that the foregoing shall not prohibit the Stockholder from exercising any piggyback registration rights that have been afforded him pursuant to the Registration Rights Agreement, provided that the lock-up restrictions set forth herein shall remain in effect during the Lock-Up Period with respect to any FHC Wisconsin Common Stock that is registered in connection with the exercise of such piggyback registration rights.

(c) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and FHC Wisconsin shall refuse to recognize any such purported Transferee of the Shares as one of its equity holders for any purpose. Stockholder expressly authorizes FHC Wisconsin to cause its transfer agent to decline to transfer or to note stop transfer restrictions on the transfer books and records of FHC Wisconsin with respect to any Shares in accordance with the terms of this Agreement.

(d) During the Lock-Up Period, each certificate evidencing any Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN AN AMENDED AND RESTATED LOCK-UP AGREEMENT DATED AS OF OCTOBER 31, 2016 BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S STOCKHOLDERS, AS AMENDED. A COPY OF SUCH AMENDED AND RESTATED LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

3. Permitted Transfers. Notwithstanding anything to the contrary in this Agreement, the following shall not constitute a Prohibited Transfer: Transfers of Shares (a) to an Immediate Family Member of Stockholder by Stockholder, (b) by will, other testamentary document or intestate succession, (c) to any trust, partnership, or other entity for estate planning purposes and solely for the direct or indirect benefit of Stockholder or Immediate Family Members of Stockholder, (d) pursuant to a bona fide third party tender offer made to all holders of the FHC Wisconsin Common Stock and FHC Wisconsin Series 4 Preferred Stock, merger, consolidation or other similar transaction involving a Change of Control of FHC Wisconsin, including voting in favor of any such transaction or taking any other action in connection with such transaction, provided that in the event that such merger, tender offer or other transaction is not completed, the Shares shall remain subject to the restrictions set forth herein or (e) the exercise of warrants or the exercise of stock options granted pursuant to FHC Wisconsin’s stock option/incentive plans or otherwise outstanding during the term of this Agreement; provided, that the restrictions set forth herein shall continue to apply to shares of FHC Wisconsin Common Stock or FHC Wisconsin Series 4 Preferred Stock issued upon such exercise or conversion (any of the foregoing, a “Permitted Transfer”); provided, however, that in the case of any Permitted Transfer set forth in (a) - (c) above, (i) FHC Wisconsin is notified in writing at least five Business Days prior to the proposed Permitted Transfer, and such notice shall specify the exact name of the Transferor and of the Transferee, and the Transferee’s federal tax identification number (or indicate that the number has been applied for but not received), address, and relationship to Stockholder, the nature of the Transfer (whether gift, sale or other type of Transfer), and the amount of consideration to be paid, if any, and (ii) the Transferee shall sign and deliver a lock-up agreement in substantially the form of this Agreement.

4. Additional Restrictions. The sale and transfer restrictions on the Shares set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities Laws.

5. Voting Agreement.

(a) Stockholder agrees to vote, or cause to be voted, all shares of FHC Wisconsin Stock owned by such Stockholder, or over which such Stockholder has voting control, in whatever manner in favor of the election of each FHC Wisconsin Board Designee at the 2017 annual meeting of stockholders of FHC Wisconsin for terms ending at the 2018 annual meeting of stockholders of FHC Wisconsin (the “2018 Annual Meeting”) or at any special meeting of stockholders of FHC Wisconsin prior to the 2018 Annual Meeting or pursuant to any written consent of the stockholders.

(b) Stockholder also agrees to vote, or cause to be voted, all shares of FHC Wisconsin Stock owned by such Holder, or over which such Stockholder has voting control, from time to time and at all times prior to the 2018 Annual Meeting, in whatever manner as shall be necessary to ensure that:

(i) no FHC Wisconsin Board Designee may be removed from office; and

(ii) any vacancies created by the resignation, removal or death of a FHC Wisconsin Board Designee shall be filled pursuant to Section 2.2(c) of the Merger Agreement and the provisions of this Section 5.

(c) Stockholder also agrees to vote, or cause to be voted, all shares of FHC Wisconsin Stock owned by such Stockholder, or over which such Stockholder has voting control, in whatever manner (i) in favor of all persons nominated by FHC Wisconsin’s nominating and corporate governance committee (each a “Committee Nominee”) for election as directors at the 2017 annual meeting of stockholders of FHC Wisconsin and the 2018 Annual Meeting or at any special meeting of stockholders of FHC Wisconsin prior to the 2018 Annual Meeting or pursuant to any written consent of the stockholders and (ii) to ensure that [a] no Committee Nominee is removed from office prior to the 2018 Annual Meeting and [b] any vacancies created by the resignation, removal or death of any Committee Nominee shall be filled pursuant to the provisions of this Section 5.

(d) Stockholder shall not have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of FHC Wisconsin, nor shall Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

(e) The provisions of this Section 5 (i) shall survive consummation of the APP Merger, and (ii) are intended to be for the benefit of, and will be enforceable by, each of the FHC Wisconsin Board Designees, including pursuant to Section 6(a).

6. Miscellaneous.

(a) Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

(b) Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof, including, without limitation, the Original Agreement, and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

(c) Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in notice given in accordance with this Section 6(c)):

If to FHC Wisconsin:	The Female Health Company 150 North Michigan Avenue, Suite 1580 Chicago, IL 60601 Attention: Chief Executive Officer Email: OBAOL@femalehealthcompany.com Facsimile: 312-595-9122

With a copy to (which shall not constitute note):	Reinhart Boerner Van Deuren s.c. 1000 North Water Street, Suite 1700 Milwaukee, WI 53202 Attention: James M. Bedore, Esq. Email: jbedore@reinhartlaw.com Facsimile: (414) 298-8097

If to Stockholder:	To the address set forth on the signature page hereto.

(d) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

(e) Jurisdiction; Consent to Service of Process. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery or other courts of the State of Delaware (a “Delaware Court”) and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in a

Delaware Court. No party may move to (i) transfer any such suit, action or proceeding from a Delaware Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in a Delaware Court with a suit, action or proceeding in another jurisdiction or (iii) dismiss any such suit, action or proceeding brought in a Delaware Court for the purpose of bringing the same in another jurisdiction. Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (x) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in a Delaware Court, (y) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (z) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by applicable Law.

(f) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 6(g) with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(h) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered originals of one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. Signatures delivered by facsimile or by e-mail in portable document format (PDF) shall be binding for all purposes hereof.

(i) Further Deliveries. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(j) Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(k) Effectiveness. The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by FHC Wisconsin, APP Merger Sub and APP.

(l) Assignment. Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, provided that the rights and obligations of FHC Wisconsin may be assigned to a successor pursuant to any merger or similar transaction that results in the reincorporation of FHC Wisconsin in Delaware or any other jurisdiction. Any assignment contrary to the provisions of this Section 6(l) shall be null and void.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amended and Restated Lock-Up Agreement as of the date first written above.

FHC:	STOCKHOLDER:

THE FEMALE HEALTH COMPANY	[STOCKHOLDER]

By:	By:
Name: O.B. Parrish	Name:
Title: Chief Executive Officer	Title:

Notice Address:

Email:
Facsimile:

[Signature Page to Lock-Up Agreement - [Stockholder]]